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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                 PEDIATRIC SERVICES OF AMERICA, INC. ANNOUNCES
                      ADOPTION OF SHAREHOLDER RIGHTS PLAN

Norcross, GA,  September 25, 1998 . . . . Pediatric Services of America, Inc.
(NASDAQ: PSAI) today announced that its board of directors has adopted a Shareholder Rights Plan. To effect the Plan, the Board declared a dividend of one Common Stock Purchase Right on each outstanding share of the Company's Common Stock. The Plan was adopted to ensure that the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against partial tender offers, squeeze-outs, open market accumulation and other tactics intended to gain control of the Company without paying all stockholders a fair price.

Pursuant to the Plan, the Rights are exercisable only if a person or group acquires 15% or more the Company's Common Stock. Each Right will initially entitle stockholders, other than the acquiring party, to purchase from the Company ten shares of the Company's Common Stock, subject to adjustment. The number of shares that can be purchased upon exercise of the Rights will increase as the number of shares held by the acquiring party increases.

"The Rights Plan is not being adopted in response to any specific effort to acquire control of the Company and it is not intended to restrict the Company's ability to enter into any future acquisitions, transactions or collaborations with others," said Joseph D. Sansone, President and Chief Executive Officer. Mr. Sansone added, "The Rights are intended to enable all stockholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

The Rights will have an exercise price of 20% of the then current market price of the Common Stock on the stock acquisition date multiplied by the number of shares of Common Stock to be received upon exercise. In addition, if the Company is acquired in a merger or other business combination after a person or group acquired 15% or more of the Company's outstanding stock, each Right holder will be entitled to purchase, at the then current exercise price, a number of the acquiring party's shares equal in value to those obtainable if the Rights were exercisable in the Company's stock.

The Company said that the record date for the Rights dividend is October 13, 1998. The Rights will expire at the close of business on September 30, 2008.



                        FOR FURTHER INFORMATION CONTACT:

                        JOSEPH D. SANSONE, PRESIDENT/CEO
                                       OR
               STEPHEN M. MENGERT, SR. VICE PRESIDENT FINANCE/CFO
                                  770-441-1580

Forward looking statements made in this release involve a number of risks and uncertainties, including, but not limited to changes in government regulation and health care reforms, ability to execute on the company's acquisition and strategic alliance programs, both in finding suitable acquisitions and alliance candidates and financing therefor, changing economic and market conditions and other risk factors detailed in the company's Securities and Exchange Commission filing.